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                                                                  Exhibit 99(j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus of each of the Munder Balanced Fund, Munder Bond Fund, Munder Cash Investment Fund, Munder Emerging Markets Fund, Munder Future Technology Fund, Munder Index 500 Fund, Munder Intermediate Bond Fund, Munder International Bond Fund, Munder International Equity Fund, Munder International Growth Fund, Munder Large-Cap Value Fund, Munder Michigan Tax-Free Bond Fund, Munder Micro-Cap Equity Fund, Munder MidCap Select Fund, Munder Multi-Season Growth Fund, Munder NetNet Fund, Munder Power Plus Fund, Munder Real Estate Equity Investment Fund, Munder Small-Cap Value Fund, Munder Small Company Growth Fund, Munder Tax-Free Bond Fund, Munder Tax-Free Money Market Fund, Munder Tax-Free Short & Intermediate Bond Fund, and Munder U.S. Government Income Fund, and "Independent Auditors" and "Financial Statements" in the combined Statement of Additional Information for Munder Series Trust and The Munder Framlington Funds Trust included in Post-Effective Amendment No. 5 to the Registration Statement (Form N-1A, No. 333-102943) of Munder Series Trust.

We also consent to the incorporation by reference in the combined Statement of Additional Information for Munder Series Trust and The Munder Framlington Funds Trust of our reports dated August 14, 2003 with respect to the financial statements and financial highlights of each of the portfolios constituting Munder Series Trust and The Munder Framlington Funds Trust, included in the June 30, 2003 annual reports of The Munder Funds.


                                                  /s/ Ernst & Young LLP

Boston, Massachusetts
October 27, 2003